UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 19, 2008
TRM CORPORATION

(Exact name of registrant as specified in its charter)

Oregon	0-19657	93-0809419

(State or other jurisdiction	Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)
5208 N.E. 122nd Avenue, Portland, Oregon 97230

(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (503) 257-8766
N/A

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
     As previously reported, on March 12, 2008, TRM Corporation (the “Company”) filed a transfer application with the NASDAQ Stock Market (“NASDAQ”) to transfer its common stock listing from the Nasdaq Global Market to the Nasdaq Capital Market. On March 19, 2008, the Company was notified by NASDAQ that the Company’s transfer application was denied due to its failure to demonstrate compliance with the Nasdaq Capital Market’s initial inclusion requirements (other than bid price) set forth in NASDAQ Marketplace Rule 4310(c).
     The Company was also notified on March 19, 2008 by NASDAQ that it has determined to delist the Company’s securities from the Nasdaq Global Market as a result of the Company’s failure to satisfy NASDAQ Marketplace Rule 4450(a)(5) (the “Minimum Bid Price Rule”) and its failure to regain compliance with the Minimum Bid Price Rule within the 180 day period afforded by Marketplace Rule 4450(e)(2). Accordingly, unless the Company requests an appeal of the delisting determination, NASDAQ will suspend trading of the Company’s common stock at the open of business on March 28, 2008, and the common stock will subsequently be delisted. The Company plans to timely request a hearing before a NASDAQ Listing Qualifications Panel to address the staff’s determination. The Company’s hearing request will stay any delisting action pending the issuance of a decision by the Panel following the hearing.
     The Company issued a press release regarding the foregoing on March 25, 2008, a copy of which is attached hereto as Exhibit 99.1.
Item 9.01. Financial Statements and Exhibits
(d) Exhibits

99.1	Press Release dated March 25, 2008.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRM CORPORATION
	By:	/s/ Richard B. Stern
		Name:	Richard B. Stern
Date: March 25, 2008		Title:	President & Chief Executive Officer

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